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                                                                      Exhibit 16

      [LETTERHEAD OF KENNEDY, KRAFT, DREYER & NOE, 133 WEST FOURTH STREET,
                            CINCINNATI, OHIO 45202]






                                February 9, 2000

Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

Gentlemen :

         We have received a copy of the disclosures that Peoples Community Bancorp, Inc. and The Peoples Building, Loan and Savings Company ("People's Savings") are including in the change in auditors section of the proposed prospectus-proxy statement for the conversion of People's Savings to a stock association. We agree with the following statements as they relate to our relationship with People's Savings during fiscal years prior to fiscal 1999:

         1. We did not have any disagreements with People's Savings on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

         2. We did not issue an adverse opinion with respect to People's Savings financial statements or any disclaimer of opinion or any opinion which was qualified or modified as to uncertainty, audit scope or accounting principles.

         We hereby consent to the filing of this letter as an exhibit to the registration statement being filed by Peoples Community Bancorp, Inc. with the Securities and Exchange Commission and as an exhibit to the application for conversion being filed by People's Savings with the Office of Thrift Supervision.

                                              Very truly yours,


                                              /s/ Kennedy, Kraft, Dreyer & Noe